FOR IMMEDIATE RELEASE

A.G. Edwards Announces Results

for the Second Quarter and First Half of Fiscal 2006

Quarterly Net Earnings 23% Higher Than Last Year’s Second Quarter,

First-Half Net Earnings Increase 20% Over Year-Ago Period

ST. LOUIS, Sept. 22, 2005 -- A.G. Edwards, Inc. (NYSE: AGE) today announced results for the second quarter and first half of fiscal 2006, which ended August 31, 2005.

Net earnings for the quarter were $50 million, or $0.64 per diluted share, on net revenues of $673 million. For the same quarter last year, net earnings were $41 million, or $0.52 per diluted share, on net revenues of $614 million.

For the first six months of fiscal 2006, net earnings were $104 million, or $1.35 per diluted share, on net revenues of $1.33 billion. For the same period last year, net earnings were $87 million, or $1.09 per diluted share, on net revenues of $1.28 billion.

“We were pleased that our second-quarter performance reflected solid growth from several key revenue areas, including greater client activity in equities, a strong performance from investment banking, and continued client interest in our fee-based services,” said Robert L. Bagby, chairman and chief executive officer. “As we look to make more investors aware of A.G. Edwards’ client-first approach, our national advertising featuring the nest-egg theme will be seen more frequently in the third quarter. We believe this campaign is resonating well with investors, and we want to maintain the momentum we have built since introducing the nest-egg campaign this year.

“Finally and most important, I am relieved all of our Gulf Coast-area employees are safe. They have displayed great courage and determination to help clients while personally contending with the effects of Hurricane Katrina. While three offices are still unusable, we are serving clients of those offices in other offices nearby and through our Home Office in St. Louis. Our thoughts and prayers continue to go out to our clients, our employees and everyone impacted by this tragedy.”

A.G. Edwards, Inc.

September 22, 2005

RESULTS OF OPERATIONS

Commissions – Commission revenues for the second quarter increased 8 percent ($18 million) versus last year’s second quarter, primarily resulting from increased investor activity in individual equities. When comparing the first half of fiscal 2006 to the same period last year, commission revenues decreased 3 percent ($15 million) mainly as a result of lower investor interest in individual mutual funds and insurance products.

Asset management and service fees – Asset-management and service-fee revenues for the second quarter reached another quarterly record, increasing 18 percent ($39 million) versus the second quarter last year. For the first six months of fiscal 2006, these revenues increased 16 percent ($70 million) versus last year’s first six months. Results in both periods continued to reflect greater client interest in the firm’s fee-based programs and services, particularly its fund-advisory programs, as well as increased client-asset values in mutual funds.

Principal transactions – Revenues from principal transactions decreased 26 percent ($19 million) compared to the year-ago quarter. Compared to the first six months of last fiscal year, principal-transaction revenues decreased 26 percent ($37 million). The decreases in both periods continued to reflect a lower volume of fixed-income transactions, with more transactions in shorter-term securities given the current interest-rate environment. The second-quarter decrease was partially offset by increased investor activity in over-the-counter equity markets.

Investment banking – Investment-banking revenues for the second quarter increased 17 percent ($10 million) versus the same three-month period last year. For the first six months of fiscal 2006, investment-banking revenues increased 7 percent ($8 million) compared to the same period last year. Both periods reflect higher revenues from equity underwritings in a number of sectors as well as municipal underwritings of new issues and refinancings. These increases were partially offset by lower revenues from corporate and government debt issues.

Net interest revenue – Interest revenue net of interest expense in the second quarter increased 36 percent ($11 million) from the year-ago quarter. For fiscal 2006’s first half, net interest revenue increased 36 percent ($21 million) over last year’s first half. Both the second-quarter and six-month results reflect an increased prime rate resulting in higher interest rates charged on margin balances.

A.G. Edwards, Inc.

September 22, 2005

Other revenue – Other revenue was essentially flat in the second quarter and decreased $2 million for the first half of fiscal 2006 compared to the same periods last year. The decrease in other revenues for the first half resulted mainly from a $6 million Sept. 11, 2001 business-interruption settlement received in the first half of last year, partially offset by increased private-equity valuations.

Non-interest expenses – During the second quarter, non-interest expenses increased 8 percent ($43 million) compared to last year’s second quarter. For the first six months of fiscal 2006, non-interest expenses increased 2 percent ($23 million) compared to the same period last fiscal year.

Compensation and benefits in the second quarter increased 9 percent ($37 million) from the same quarter last year. Comparing the first half of fiscal 2006 to the same period last year, compensation and benefits increased 3 percent ($25 million). The results in both periods mainly reflect higher commissionable revenue as well as higher incentive compensation due to increased firm profitability. The six-month results also reflect increases in administrative salaries and related benefits. Additionally, as a result of its early adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” the company did not recognize an expense for stock awards in either period for fiscal 2006. Last year’s second quarter and first half respectively included restricted stock-award expense of approximately $6.9 million, or $0.04 per diluted share, and $15.7 million, or $0.09 per diluted share.

Non-compensation-related expenses for the second quarter this year increased 4 percent ($6 million) from the same quarter last year, reflecting in part higher expenses associated with the company’s branding initiative. For this year’s first six months, non-compensation-related expenses were essentially flat versus last year’s first six months, reflecting in part lower technology consulting expenses. Both periods reflect increased expenses for addressing various regulatory changes and legal matters.

A.G. Edwards, Inc.

September 22, 2005

ADDITIONAL STOCKHOLDER INFORMATION

Total client assets at the end of the second quarter were $325 billion, a 10 percent increase when compared to the end of the second quarter last year. As of August 31, 2005, stockholders’ equity was $1.86 billion, for a book value per share of $24.17. Diluted per share earnings for the second quarter were based on 77.4 million average common and common equivalent shares outstanding compared to 79.2 million in the prior year. Diluted per share earnings for the current six-month period were based on 77.4 million average common and common equivalent shares outstanding compared to 80.1 million in the prior year.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. Drawn to the firm’s client-first philosophy, individuals and businesses have turned to A.G. Edwards for sound advice and access to a wide array of investment products and services that can help them meet their financial goals and objectives. Founded in 1887, A.G. Edwards and its affiliates employ 6,796 financial consultants in 725 offices nationwide and two European locations in London and Geneva. More information can be found on agedwards.com.

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This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in and effects of marketing strategies, client interest in specific products and services, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, the impact of outsourcing agreements, the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment,” and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. A.G. Edwards does not undertake any obligation to publicly update any forward-looking statements.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	August 31,	August 31,	Increase/	%
	2005	2004	(Decrease)	Chg.
REVENUES:
Commissions	$249,840	$232,038	$17,802	7.7
Asset management and service fees	257,874	219,304	38,570	17.6
Principal transactions	52,319	70,999	(18,680)	(26.3)
Investment banking	67,821	57,872	9,949	17.2
Interest	42,184	30,002	12,182	40.6
Other	4,759	4,753	6	0.1

TOTAL REVENUES	674,797	614,968	59,829	9.7

Interest expense	2,261	699	1,562	223.5

NET REVENUES	672,536	614,269	58,267	9.5

NON-INTEREST EXPENSES:
Compensation and benefits	437,060	400,090	36,970	9.2
Communication and technology	60,493	58,914	1,579	2.7
Occupancy and equipment	37,281	35,268	2,013	5.7
Marketing and business development	18,072	14,350	3,722	25.9
Floor brokerage and clearance	4,673	5,723	(1,050)	(18.3)
Other	36,410	36,800	(390)	(1.1)

TOTAL NON-INTEREST EXPENSES	593,989	551,145	42,844	7.8

EARNINGS BEFORE INCOME TAXES	78,547	63,124	15,423	24.4

INCOME TAXES	28,709	22,496	6,213	27.6

NET EARNINGS	$49,838	$40,628	$9,210	22.7

EARNINGS PER SHARE:
Diluted	$0.64	$0.52	$0.12	23.1
Basic	$0.65	$0.52	$0.13	25.0

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,358	79,156
Basic	77,052	78,305

STOCKHOLDERS' EQUITY	$1,855,271	$1,720,332
BOOK VALUE PER SHARE	$24.17	$22.37

TOTAL SHARES OUTSTANDING (end of period)	76,763	76,920

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Six Months Ended
	August 31,	August 31,	Increase/	%
	2005	2004	(Decrease)	Chg.
REVENUES:
Commissions	$496,966	$512,047	$(15,081)	(2.9)
Asset management and service fees	508,169	438,227	69,942	16.0
Principal transactions	103,829	140,400	(36,571)	(26.0)
Investment banking	126,582	118,313	8,269	7.0
Interest	82,928	58,856	24,072	40.9
Other	11,475	13,679	(2,204)	(16.1)

TOTAL REVENUES	1,329,949	1,281,522	48,427	3.8

Interest expense	4,474	1,363	3,111	228.2

NET REVENUES	1,325,475	1,280,159	45,316	3.5

NON-INTEREST EXPENSES:
Compensation and benefits	856,498	831,021	25,477	3.1
Communication and technology	115,850	125,045	(9,195)	(7.4)
Occupancy and equipment	71,386	70,044	1,342	1.9
Marketing and business development	39,096	37,473	1,623	4.3
Floor brokerage and clearance	9,929	10,923	(994)	(9.1)
Other	73,734	69,203	4,531	6.5

TOTAL NON-INTEREST EXPENSES	1,166,493	1,143,709	22,784	2.0

EARNINGS BEFORE INCOME TAXES	158,982	136,450	22,532	16.5

INCOME TAXES	57,289	49,558	7,731	15.6

EARNINGS BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE, NET	101,693	86,892	14,801	17.0

CUMULATIVE EFFECT OF ACCOUNTING
CHANGE, NET	2,768		2,768	n.m.

NET EARNINGS	$104,461	$86,892	$17,569	20.2

EARNINGS PER SHARE:
Diluted:
Earnings before cumulative effect of accounting
change, net	$1.31	$1.09	$0.22	20.2
Cumulative effect of accounting change, net	0.04		0.04

	$1.35	$1.09	$0.26	23.9
Basic:
Earnings before cumulative effect of accounting
change, net	$1.31	$1.10	$0.21	19.1
Cumulative effect of accounting change, net	0.04		0.04

	$1.35	$1.10	$0.25	22.7

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,414	80,053
Basic	77,133	79,188

STOCKHOLDERS' EQUITY	$1,855,271	$1,720,332
BOOK VALUE PER SHARE	$24.17	$22.37

TOTAL SHARES OUTSTANDING (end of period)	76,763	76,920

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	August 31,	May 31,	February 28,	November 30,	August 31,
	2005	2005	2005	2004	2004
REVENUES:
Commissions	$249,840	$247,126	$277,117	$245,002	$232,038
Asset management and service fees	257,874	250,295	246,566	234,284	219,304
Principal transactions	52,319	51,510	57,530	55,969	70,999
Investment banking	67,821	58,761	69,500	57,809	57,872
Interest	42,184	40,744	37,029	32,858	30,002
Other	4,759	6,716	3,099	13,510	4,753

TOTAL REVENUES	674,797	655,152	690,841	639,432	614,968

Interest expense	2,261	2,213	1,308	1,443	699

NET REVENUES	672,536	652,939	689,533	637,989	614,269

NON-INTEREST EXPENSES:
Compensation and benefits	437,060	419,438	457,714	410,421	400,090
Communication and technology	60,493	55,357	57,356	59,429	58,914
Occupancy and equipment	37,281	34,105	45,906	35,476	35,268
Marketing and business development	18,072	21,024	12,785	15,424	14,350
Floor brokerage and clearance	4,673	5,256	5,111	5,307	5,723
Other	36,410	37,324	30,561	34,075	36,800

TOTAL NON-INTEREST EXPENSES	593,989	572,504	609,433	560,132	551,145

EARNINGS BEFORE INCOME TAXES	78,547	80,435	80,100	77,857	63,124

INCOME TAXES	28,709	28,580	29,691	28,684	22,496

EARNINGS BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE, NET	49,838	51,855	50,409	49,173	40,628

CUMULATIVE EFFECT OF ACCOUNTING
CHANGE, NET		2,768

NET EARNINGS	$49,838	$54,623	$50,409	$49,173	$40,628

EARNINGS PER SHARE:
Diluted:
Earnings before cumulative effect of accounting
change, net	$0.64	$0.67	$0.65	$0.63	$0.52
Cumulative effect of accounting change, net		0.04

	$0.64	$0.71	$0.65	$0.63	$0.52
Basic:
Earnings before cumulative effect of accounting
change, net	$0.65	$0.67	$0.66	$0.64	$0.52
Cumulative effect of accounting change, net		0.04

	$0.65	$0.71	$0.66	$0.64	$0.52

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,358	77,471	77,306	77,844	79,156
Basic	77,052	77,214	76,362	76,781	78,305

STOCKHOLDERS' EQUITY	$1,855,271	$1,823,376	$1,787,691	$1,712,738	$1,720,332
BOOK VALUE PER SHARE	$24.17	$23.71	$23.21	$22.53	$22.37

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	2Q FY06	1Q FY06	4Q FY05	3Q FY05	2Q FY05

Net Revenues	$672,536	$652,939	$689,533	$637,989	$614,269

Earnings Before Income Taxes	$78,547	$80,435	$80,100	$77,857	$63,124

Net Earnings	$49,838	$54,623	$50,409	$49,173	$40,628

Net Earnings as a
Percent of Net Revenues	7.4%	8.4%	7.3%	7.7%	6.6%

Average Diluted Shares-
(000's Omitted)	77,358	77,471	77,306	77,844	79,156

Earnings Per Share (Diluted)	$0.64	$0.71	$0.65	$0.63	$0.52

Dividends Per Share	$0.16	$0.16	$0.16	$0.16	$0.16

Stockholders' Equity	$1,855,271	$1,823,376	$1,787,691	$1,712,738	$1,720,332

Book Value Per Share	$24.17	$23.71	$23.21	$22.53	$22.37

Return On Average Equity-
(Quarter Results Annualized)	10.8%	12.1%	11.5%	11.5%	9.3%

Financial Consultants	6,796	6,791	6,890	6,898	6,872

Full-time Employees	15,357	15,295	15,390	15,412	15,413

Locations	727	723	721	717	717

Total Client Assets (in millions)	$325,000	$316,000	$319,000	$311,000	$296,000

Assets In Fee-based Accounts (in millions)	$32,637	$30,647	$30,752	$29,235	$27,420

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.